Exhibit 3.1

ARTICLES OF AMENDMENT

 TO THE ARTICLES OF INCORPORATION

 OF

 CLEARTRONIC, INC.

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1.  The name of the corporation is Cleartronic, Inc. (the “Corporation”).

2.  ARTICLE SECOND of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 1,250,000,000 shares of common stock, $.001 par value.

4.  The foregoing amendment was adopted on April 21, 2011.

5.  The amendment was adopted by the written consent of shareholders pursuant to the provisions of Section 607.0704 of the Florida Business Corporation Act.  The number of shares as to which such consent related was sufficient for approval.

IN WITNESS WHEREOF, the undersigned President has executed these Articles of Amendment on the 6th day of May, 2011.

/s/ Larry M. Reid

Larry M. Reid, President